                                                                Exhibit 12
                                                                ----------

                           CONAGRA, INC. AND SUBSIDIARIES

             Computation of Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends

                               (Dollars in millions)


                                                                               Fiscal Year Ended
                                                      -----------------------------------------------------------------
                                                      1994          1995           1996           1997           1998
                                                      ----          ----           ----           ----           ----
Fixed charges:
     Interest expense                               $  295.1      $  324.3       $  362.8       $  351.1       $  367.4
     Capitalized interest                                1.7           4.9            5.8           11.2           11.4
     Interest in cost of goods sold                     12.7          17.5           27.5           21.8           19.1
     One third of non-cancelable lease rent             43.5          38.6           40.1           37.1           38.5
                                                    --------      --------       --------       --------      ---------

     Total fixed charges (A)                           353.0         385.3          436.2          421.2          436.4

     Add preferred stock dividends of the Company       39.3          39.3           14.6            -              -
                                                    --------      --------       --------       --------      ---------

     Total fixed charges and preferred stock
          dividends (B)                             $  392.3      $  424.6       $  450.8       $  421.2      $   436.4
                                                    --------      --------       --------       --------      ---------
                                                    --------      --------       --------       --------      ---------

Earnings:
     Pretax income                                  $  720.0      $  825.9       $  408.6       $1,017.7      $ 1,021.1
     Adjusted for unconsolidated subsidiaries           (1.8)         10.6            2.3            (.4)           1.9
                                                    --------      --------       --------       --------      ---------

     Pretax income of the Company as a whole           718.2         836.5          410.9        1,017.3        1,023.0

     Add fixed charges                                 353.0         385.3          436.2          421.2          436.4
     Less capitalized interest                          (1.7)         (4.9)          (5.8)         (11.2)         (11.4)
                                                    --------      --------       --------       --------      ---------
     Earnings and fixed charges (C)                 $1,069.5      $1,216.9       $  841.3       $1,427.3      $ 1,448.0
                                                    --------      --------       --------       --------      ---------
                                                    --------      --------       --------       --------      ---------

     Ratio of earnings to fixed charges (C/A)            3.0           3.2           1.9*            3.4            3.3

     Ratio of earnings to combined fixed charges
          and preferred stock dividends (C/B)            2.7           2.9           1.9*            3.4            3.3


*In 1996, pretax income includes non-recurring charges of $507.8 million. Excluding the charges, the "ratio of earnings to fixed charges" and the "ratio of earnings to combined fixed charges and preferred stock dividends" was 3.1 and 3.0, respectively. See Note 2 "Non-Recurring Charges" on page 52 of the Company's 1998 Annual Report to Stockholders.

For purposes of computing the above ratio of earnings to fixed charges, earnings consist of income before taxes and fixed charges. Fixed charges, for the purpose of computing earnings are adjusted to exclude interest capitalized. Fixed charges include interest on both long and short-term debt (whether said interest is expensed or capitalized and including interest charged to cost of goods sold), and a portion of non-cancelable rental expense representative of the interest factor. The ratio is computed using the amounts for ConAgra as a whole, including its majority-owned subsidiaries, whether or not consolidated, and its proportionate share of any 50% owned subsidiaries, whether or not ConAgra guarantees obligations of these subsidiaries.

For purposes of calculating the above ratio of earnings to combined fixed charges and preferred dividends, preferred stock dividend requirements (computed by increasing preferred stock dividends to an amount representing the pre-tax earnings which would be required to cover such dividend requirements) are combined with fixed charges as described above, and the total is divided into earnings as described above.

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